Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
i3 VERTICALS, INC.
i3 Verticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.    The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on January 17, 2018 (the “Original Certificate”) under the same name.
2.    The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate, and which was duly adopted by all necessary action of the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
3.    The text of the Original Certificate is hereby amended and restated in its entirety by this Amended and Restated Certificate of Incorporation to read in full as follows:
ARTICLE I.
The name of the Corporation is i3 Verticals, Inc.
ARTICLE II.
The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.
ARTICLE III.
The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV.
Section 4.1    Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is two hundred million (200,000,000), consisting of:
(a)    One hundred fifty million (150,000,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);

(b)     Forty million (40,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and
(c)    Ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).
Section 4.2    Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Section 4.3    Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders of Preferred Stock, or of any series thereof, is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 4.4    Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:
(a)    Voting Rights. Except as otherwise required by law,
(i)    Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii)    Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.
(iii)    Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of shares of Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of the holders of Common Stock of the Corporation.
(b)    Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Class A Common Stock to the extent not prohibited by law, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock, except that the Corporation may declare and pay a dividend to the holders of Class B Common Stock consisting of additional shares of Class B Common Stock (or rights to acquire Class B Common Stock) and cash payments in lieu of issuing fractional shares of Class B Common Stock.
(c)    Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder; provided, that the holders of shares of Class B Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).
(d)    Class B Common Stock.
(i)    Shares of Class B Common Stock may be issued only to, and registered in the name of, the Existing Owners (as defined below), their respective successors and assigns as well as their respective transferees in accordance with Section 4.5 (including all subsequent successors, assigns and Permitted Transferees (as defined below)) (the Existing Owners together with such persons, collectively, the “Permitted Class B Owners”). As used in this Amended and Restated Certificate of Incorporation, “Existing Owner” means each of the holders of Common Units (as defined below) of i3 Verticals, LLC, or any successor entities thereto, as set forth on the records of i3 Verticals, LLC as of the effectiveness of the Amended and Restated Certificate of Incorporation, a copy of which shall be provided to any stockholder of the Corporation following a request therefor.

(ii)    The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action (including undertaking action within its power in its capacity as Manager (as defined in the LLC Agreement) of i3 Verticals, LLC) to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to any Permitted Class B Owner shall be equal to the aggregate number of Common Units (other than Common Units issuable upon the exercise of any options, warrants or rights) held of record by such Permitted Class B Owner in accordance with Article VI, as applicable. In furtherance of the foregoing, each Permitted Class B Owner shall have the right to acquire from the Corporation (for a purchase price equal to the aggregate par value thereof) a number of shares of Class B Common Stock equal to the number of Common Units then owned by such Permitted Class B Owner (excluding Common Units issuable upon the exercise of any options, warrants or rights). As used in this Amended and Restated Certificate of Incorporation, “Common Unit” means a membership interest in i3 Verticals, LLC, authorized and issued under the Limited Liability Company Agreement of i3 Verticals, LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement.
(iii)    From and after the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), additional shares of Class B Common Stock may be issued only to, and registered in the name of, the Permitted Class B Owners in accordance with Article VI and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (other than Common Units issuable upon the exercise of any options, warrants or rights) held of record by such Permitted Class B Owner under the LLC Agreement as set forth in Section 4.4(d)(ii).
(iv)    In the event that (1) the Corporation is a constituent entity to, or otherwise undergoes, a merger, consolidation or other business transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, other than a merger or consolidation that would result in the shares of Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than fifty percent (50%) of the combined voting power of the shares of capital stock of such surviving or resulting entity outstanding immediately after such merger or consolidation in substantially the same proportion as the ownership of voting securities immediately prior to such event, or (2) there is any tender or exchange offer by any third party to acquire shares of Class B Common Stock and holders of shares of Class B Common Stock tender or exchange any such shares of Class B Common Stock, then, in each case, immediately before the consummation of any such action or transaction, the Corporation shall redeem, to the fullest extent permitted by law, the Class B Common Stock for a per share cash amount equal to the par value of a share of Class B Common Stock.

Section 4.5    Transfer of Class B Common Stock.
(a)    A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation (other than to a Permitted Class B Owner).
(b)    Except as set forth in Section 4.5(a), a holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) to any transferee or assignee only to the extent permitted by the LLC Agreement (a “Permitted Transfer” and a holder of Class B Common Stock pursuant to a Permitted Transfer, a “Permitted Transferee”) and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.5(b) are referred to as the “Restrictions”.
(c)    Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation, as determined by the Board of Directors and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, or any other party, lose all voting rights as set forth herein and become a non-voting share.
(d)    Notwithstanding the foregoing Restrictions, in the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of Common Units, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation (other than to a Permitted Class B Owner). Notwithstanding the foregoing Restrictions, in the event that any holder of the Class B Common Stock no longer holds an interest in the Common Units, such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation (other than to a Permitted Class B Owner).
(e)    Upon a determination by the Board of Directors that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.
(f)    The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.
(g)    The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to waive such Restrictions or prohibit the transfer of any shares of Class B Common Stock on the books and records of the Corporation in violation thereof.
Section 4.6    Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Corporation may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
Section 4.7    Fractions. The Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Common Stock. Subject to the Restrictions, holders of shares of Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Amended and Restated Certificate of Incorporation, all references to Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Common Stock.
Section 4.8    Amendment. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

ARTICLE V.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares or other securities equal to the sum of (i) the number of Common Units held by the holders of Common Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) plus (ii) the number of Common Units issuable by i3 Verticals, LLC in connection with the exercise or conversion of any equity securities (including without limitation warrants, options and rights) issued by i3 Verticals, LLC that are convertible or exercisable or exchangeable for Common Units.
ARTICLE VI.
Section 6.1    Common Units and Common Stock Ratio. The Corporation shall, to the fullest extent permitted by law, undertake all actions, including, without limitation, a reclassification, dividend, division, subdivision, combination or recapitalization, with respect to:
(a)    the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issuable pursuant to awards granted under any stock incentive plan adopted by the Corporation from time to time that have not vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent such securities have been converted, exercised or exchanged for Class A Common Stock and the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of i3 Verticals, LLC).
(b)    the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units (other than Common Units issuable upon the exercise of any options, warrants or rights) owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.
Section 6.2    Common Units and Common Stock Ratio upon a Stock Split. The Corporation shall not undertake or authorize any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of (i) the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of this Amended and Restated Certificate of Incorporation, a one-to-one ratio between the number of Common Units (other than Common Units issuable upon the exercise of any options, warrants or rights) owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners, unless, such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.
Section 6.3    Common Units and Class A Common Stock Ratio upon a Sale or Repurchase. The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issuable pursuant to awards granted under any stock incentive plan adopted by the Corporation from time to time that have not vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent such securities have been converted, exercised or exchanged for Class A Common Stock and the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of i3 Verticals, LLC). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in i3 Verticals, LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.
Section 6.4    Common Units and Class A Common Stock Ratio upon a Merger. Unless otherwise consented to in writing by a majority of the Permitted Class B Owners and the holders of a majority of the voting power of the outstanding shares of Class A Common Stock voting as a separate class, the Corporation shall not consolidate, merge or combine, or consummate any other transaction, and shall take all actions within its power to prohibit i3 Verticals, LLC from entering into any consolidation, merger, combination or other transaction (in each case, other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article VI or in Article IV) in which Common Units or shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property (a “Transaction”), unless in connection with any such Transaction each share of Class A Common Stock and each Common Unit that is redeemable by the holder thereof pursuant to the terms of the LLC Agreement for, at the option of the Corporation, a share of Class A Common Stock or a cash payment, respectively, shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such Common Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each Common Unit and each share of Class A Common Stock is exchanged or converted (such stock or securities, cash and/or property shall be referred to herein as the “Consideration”), to maintain at all times a one-to-one ratio between (x) the Consideration issuable in such Transaction in exchange for or conversion of one share of Class A Common Stock and (y) the Consideration issuable in such Transaction in exchange for or conversion of one Common Unit.
ARTICLE VII.
The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”).
ARTICLE VIII.
Section 8.1    Ballot. Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.
Section 8.2    Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of Directors shall consist of between three and fifteen (15) Directors and be fixed from time to time exclusively by resolutions adopted by the Board of Directors. Each Director will be elected for a term expiring at the next annual meeting following such Director’s election.
Section 8.3    Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority in voting power of the Directors then in office and entitled to vote thereon. Any Director so chosen shall be appointed for a term expiring at the next election of Directors and shall remain in office until his successor shall be elected and qualified.
Section 8.4    Quorum and Vote Required for Action. At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes; provided that in no event shall a quorum be less than one-third of the total number of authorized directorships. Except as otherwise required by law, a majority of the votes entitled to be cast by the Directors present at a meeting duly held at which a quorum is present shall be the act of the Board of Directors.
Section 8.5    Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE IX.
Special meetings of the stockholders of the Corporation may be called at any time only by or at the direction of the chairman of the Board of Directors, the chief executive officer or by the affirmative vote of a majority of the Board of Directors. Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
ARTICLE X.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to this Amended and Restated Certificate of Incorporation following the Effective Time that gives holders of the Class B Common Stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A Common Stock other than on a one-to-one basis or (iii) any other economic rights shall be approved by the affirmative vote of the holders of a majority of the voting power of all of the outstanding voting stock of the Corporation. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XI.
To the fullest extent permitted by the laws of the State of Delaware, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article XI shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
ARTICLE XII.
Section 12.1    Corporate Opportunity. To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any Affiliate of any Person identified in the preceding clause (i) or (ii) and any investment fund managed by any of the foregoing, but in each case excluding any such Person in its capacity as an employee or executive officer of the Corporation or its subsidiaries; (b) no stockholder and no Director, in each case, that is not an employee or executive officer of the Corporation or its subsidiaries, will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation, its Affiliates or any of its subsidiaries; and (c) if any stockholder or any Director, in each case, that is not an employee or executive officer of the Corporation or its subsidiaries, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such stockholder or such Director or any of their respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such stockholder or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such stockholder or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. The preceding sentences of this Article XII shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.
Section 12.2    Corporate Opportunity. To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (b) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (c) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Section 12.3    Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.
Section 12.4    Liability. No stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) solely by reason of any activities or omissions of the types expressly permitted by this Article XII.
ARTICLE XIII.
Section 13.1    Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.
Section 13.2    Interested Stockholder Transactions.
(a)    Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business

Combination (as defined below) with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
(i)    prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;
(ii)    upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (1) by Persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii)    at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such stockholder.
(b)    The restrictions contained in this Section 13.2 shall not apply if:
(i)    a stockholder becomes an Interested Stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (2) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or
(ii)    the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this subparagraph (b)(ii) of Section 13.2; (2) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (3) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined below) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this subparagraph (b)(ii) of Section 13.2.
(c)    As used in this Section 13.2 only, and unless otherwise provided by the express terms of this Section 13.2, the following terms shall have the meanings ascribed to them as set forth in this paragraph (c):
(i)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;
(ii)    “Associate”, when used to indicate a relationship with any Person, means: (1) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (2) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;
(iii)    “Business Combination” means:
(A)    any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or Section 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (1) the Interested Stockholder, or (2) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation paragraph (a) of this Section 13.2 is not applicable to the surviving entity;
(B)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;
(C)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (2) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (5) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (3) through (5) of this subparagraph (c)(iii)(C) of Section 13.2 shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;
(D)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or
(E)    any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs(c)(iii)(A) through (D) of Section 13.2) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.
(iv)    “Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Section 13.2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;
(v)    “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (B) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Section 13.2 to the contrary, the term “Interested Stockholder” shall not include: (x) Greg Daily or any of his Affiliates or Associates or (y) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (y), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;
(vi)    “Owner”, including the terms “own” and “owned”, when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this paragraph (c)(vi) of Section 13.2), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(vii)    “Person” means any individual, corporation, partnership, unincorporated association or other entity;
(viii)    “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and
(ix)    “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of or voting power conferred by such Voting Stock.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this [●].

i3 VERTICALS, INC.

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